Exhibit 11.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Regulation A Post Qualification Offering Statement on Form 1-A and related Preliminary Offering Circular of 1st stREIT Office Inc. of our report dated April 18, 2023, relating to the consolidated financial statements of 1st stREIT Office Inc. and its subsidiaries appearing in the Annual Report on Form 1-K of 1st stREIT Office Inc. for the year ended December 31, 2022

We also consent to the reference of our firm under the heading “Experts” in such Preliminary Offering Circular.

/s/ RSM US LLP

Los Angeles, California

September 26, 2023